Exhibit 99.3



Memo

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From      Pat Tierney and Sharon Rowlands          To   All TF Colleagues
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Dept.     Thomson Financial

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Date      June 5, 2000
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Subject   Acquisition of Primark                   Copies




We are very pleased to announce that Thomson Financial (TF), through The Thomson Corporation, has entered into an agreement to acquire Primark, a leading provider of financial information and services. Attached please find a press release to be distributed today that further describes the transaction.

The acquisition of Primark will immediately enhance our position as a leading global e-information and solutions provider to the financial services industry, and represents an exceptional opportunity for TF to accelerate the realization of its customer-focused strategy. More specifically:

o The addition of Primark's extensive data, analytical tools, and workflow solutions significantly broadens TF's customer offerings to include such well-regarded services and brands as: fundamental corporate data from Disclosure and Extel; I/B/E/S, providing earnings expectations to the European market; Vestek mutual fund analytics and data; real-time market data from GlobalTOPIC and A-T Financial; workflow solutions including Global Access and Piranha; and analytical information tools such as Baseline, Datastream and InsiderSCORES.

o Primark's strong European presence, coupled with its operations in North America, Asia and Latin America, immediately expands Thomson Financial's global presence and capabilities - a key requirement for us to capitalize on high-growth global market opportunities.

o Combined with Primark, TF will have the increased scale and resources to more effectively serve its customers on a global basis, with nearly $2 billion in combined revenues and more than 10,000 employees worldwide. Leveraging our talent and resources will enable us to develop more innovative customer solutions while achieving synergies associated with integrating applicable data collection and processing activities, technology infrastructure, and other appropriate functions of the two organizations.





Completion is subject to customary closing conditions including regulatory approval, and a closing is anticipated for the second half of the year. Therefore, while we have signed a definitive merger agreement, Thomson does not yet own Primark, so we are somewhat limited in what we can do together operationally and may be unable to answer some of the questions you may have at this stage. However, know that we are

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June 5, 2000



committed to keeping you informed of developments as they occur, and plan to be very proactive with our communications - particularly once we have closed the transaction and begin the integration of the two companies. If you have any immediate questions, please send them to us via email to the TF-Headquarters mailbox or call the special employee hotline at 800-316-3401 (outside the US, dial 617-856-2422). We will strive to respond to you within 24 hours.

While many of the specifics have yet to be defined, we have a clear overall vision of the organization we want to emerge from this agreement. As we await regulatory approval, we will begin to further develop our integration plans. As an immediate next step, we plan to form several integration teams - composed of key members of both TF and Primark staffs - to begin the process of preparing to bring our two organizations together. Once the integration plan is finalized, we will communicate to you how these two businesses will operate moving forward, and how we will capitalize on the tremendous opportunities this combination affords us.

During this period, it's important that we all remain focused on providing the highest quality service to our customers, and continuing to make progress on initiatives that will ensure TF's growth well into the future. We look forward to reporting our progress to you, and would like to thank you in advance for your participation and collaboration on this exciting new development.

Best regards.